Exhibit 99.4

Execution Version

October 26, 2017

Ginsberg Holdco, Inc.

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Re: Equity Financing and Rollover Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitments of Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the “Funds” and each a “Fund”), subject to the terms and conditions contained herein, to (x) purchase, directly or indirectly, certain equity interests of Ginsberg Holdco, Inc., a newly formed Delaware corporation (“Newco”), and (y) contribute to Newco, directly or indirectly, shares (“Shares”) of common stock, par value $0.0001 per share, of Gigamon Inc., a Delaware corporation (the “Company”), in exchange for additional equity interests of Newco. It is contemplated that, pursuant to the Merger Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Newco and Ginsberg Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation of such Merger and owned by Newco. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.                  Commitments. Each Fund hereby commits, on a several (not joint and several) basis and subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall: (A) purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Newco with an aggregate purchase price not to exceed the amount set forth opposite its name on Annex A (the “Equity Financing Commitment”), solely for the purpose of (i) funding a portion of the Payment Fund, the Option Consideration and the Restricted Stock Unit Consideration and (ii) paying fees and expenses payable by Newco pursuant to the Merger Agreement; provided, that the amount of the Equity Financing Commitment to be funded under this Agreement will be reduced, on a pro rata basis in proportion to the respective commitments of each Fund, to the extent (and only to the extent) that, at the Closing, Newco does not require the full amount of the Equity Financing Commitment to fund the amounts described in the foregoing clauses (i) and (ii); and (B) directly or indirectly contribute, assign, transfer and deliver to Newco the number of Shares as set forth opposite such Fund’s name on Annex B (the “Rollover Commitment” and, together with the Equity  Financing Commitment, the “Commitment”).   As consideration for the

contribution, assignment, transfer and delivery to Newco of Shares pursuant to the Rollover Commitment, Newco shall issue to the Funds (or their designees) additional equity securities of Newco such that following the Closing, and after giving effect to the issuance of Newco equity securities contemplated under this Section 1, each of the Funds owns the percentage interest of the issued and outstanding equity securities of Newco as set forth on Annex C. Each Fund hereby acknowledges and agrees that upon receipt of the Newco equity securities contemplated by the preceding sentence, such Fund shall have no right to any Merger Consideration with respect to the Shares contributed to Newco pursuant to this Section 1.

2.                  Conditions. Each Fund’s Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) all conditions in Section 2.2(a) and Section 2.2(b) of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) being satisfied or waived, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iv) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement or the Company’s irrevocable confirmation that, if the Equity Financing and Debt Financing are funded, then the Closing will occur, and (v) the Closing is required to occur pursuant to Section 2.1 of the Merger Agreement. Each Fund may allocate all or a portion of its investment in connection with the Equity Financing Commitment to other Persons, and its Equity Financing Commitment hereunder will be reduced solely by and only to the extent of any amounts actually contributed to Newco by such Persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Payment Fund, the Option Consideration and the Restricted Stock Unit Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses required to be paid pursuant to the Merger Agreement.

3.                  Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Funds are executing and delivering to the Company a Limited Guarantee related to certain of Newco’s obligations under the Merger Agreement (the “Limited Guarantee”). Other than with respect to (i) the Company’s rights and remedies pursuant to clauses (ii) through (iv) of Section 5 hereof, (ii) the Company’s rights and remedies against Newco and Merger Sub pursuant to the Merger Agreement and (iii) the Company’s right to assert any Retained Claim (as defined in the Limited Guarantee) against certain Non-Recourse Parties (as defined in the Limited Guarantee) against which such Retained Claim may be asserted pursuant to Section 8 of the Limited Guarantee, the Company’s remedies against the Funds under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against each Fund or any other Non-Recourse Party (against which a Retained Claim may be asserted pursuant to Section 8 of the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in the event Newco or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by any Fund’s breach of its obligations under this Agreement.

4.                  Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and  permitted  assigns,  in accordance with and subject  to the terms of  this  Agreement,

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and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Newco to enforce, the obligations set forth herein; provided that (i) the Company is an express third-party beneficiary hereof and shall have (x) the enforcement rights provided in clauses (iii) and (iv) of Section 5 and (y) the right to enforce this Section 4, Section 6, and Section 7 of this Agreement, and (ii) each of the Non-Recourse Parties (as defined in the Limited Guarantee) is an express third-party beneficiary hereof solely for purposes of Section 3.

5.                  Enforceability. This Agreement may only be enforced by (i) Newco at the direction of the Funds, (ii) the Company as set forth in clause (i)(y) in Section 4 of this Agreement, (iii) the Company pursuant to the Company’s right to specific performance of Newco’s obligation to enforce each Fund’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.11(b) of the Merger Agreement and those set forth herein or (iv) the Company directly seeking specific performance of each Fund’s obligation to fund its Commitment under the circumstances and only under the circumstances in which the Company would be entitled under Section 5(iii) of this Agreement and Section 9.11(b) of the Merger Agreement to specific performance requiring Newco to enforce each Fund’s obligation to fund its Commitment. Each Fund accordingly agrees, subject in all respects to Section 9.11(b) of the Merger Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Newco or the Company, as applicable, has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, creditors of Newco or Merger Sub shall have no right to enforce this Agreement or cause Newco to enforce this Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other document, the obligations of the Funds under this Agreement shall be several and not joint.

6.                  No Modification; Entire Agreement. No provision of this Agreement may be amended, modified or waived without the prior written consent of Newco, the Funds and the Company. Together with the Merger Agreement, the Limited Guarantee and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Funds or any of their respective Affiliates, on the one hand, and Newco or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 2 hereof, no transfer of any rights or obligations hereunder shall be permitted without the prior written consent of Newco, the Funds and the Company. Any transfer in violation of the preceding sentence shall be null and void.

7.                  Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)                This Agreement, and any claim, counterclaim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding.

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(b)               Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware, in any suit, action or proceeding described in Section 7(a). Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, (ii) the United States District Court for the District of Delaware or (iii) the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6 of the Limited Guarantee. Nothing in this Section 7(b), however, shall affect the right of any person to serve legal process in any other manner permitted by law.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(c).

8.                  Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.                  Confidentiality. This Agreement shall be treated as confidential and is being provided to Newco solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Newco except with the prior written consent of the Funds in each instance; provided, that no such written consent is required for any disclosure on a strictly confidential basis of this Agreement to

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(i) the extent required by applicable Law (provided, that Newco shall provide the Funds an opportunity to review such required disclosure in advance of any such public disclosure being made) or (ii) Newco’s Affiliates and Representatives who need to know of this Agreement.

10.              Termination. The obligation of each Fund under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing and the funding in full of the Commitment hereunder (at which time all such obligations shall be discharged), (b) the valid termination of the Merger Agreement by Newco pursuant to its terms or the valid termination of the Merger Agreement by the Company pursuant to its terms (unless in any such case the Company shall have previously commenced an action pursuant to clauses (iii) or (iv) of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by such Fund of any obligations finally determined or agreed to be owed by such Fund, consistent with the terms hereof), (c) the Company receiving and accepting payment in full of the Newco Closing Failure Payment pursuant to the Merger Agreement or the Limited Guarantee in respect of such obligations, and (d) the Company or any of its Affiliates asserting a claim against any Fund or any Non-Recourse Party under or in connection with the Merger Agreement other than the Company asserting any Retained Claim against certain Non-Recourse Parties against which such Retained Claim may be asserted pursuant to Section 8 of the Limited Guarantee.

11.              No Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Newco without each Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of such Fund, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. No assignment by any Fund shall relieve such Fund of any of its obligations under this Agreement (including, without limitation, with respect to the Commitment), and, without limitation of the foregoing, if any assignee is unable or unwilling to fund, including by reason of the failure to obtain any approvals required by any Governmental Authorities relating to such assignment, the assignor Fund shall fund the previously assigned portion of its Commitment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12.              Representations and Warranties. Each Fund hereby represents and warrants, on a several (not joint and several) basis and solely as to itself, to Newco that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (c) this Agreement has been duly and validly executed and delivered by it and, assuming due execution and delivery by Newco, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (d) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by the undersigned of  this  letter agreement  do  not  (i) violate  the organizational  documents of  the  undersigned,  (ii)  violate  any

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 applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the undersigned is a party.

[Remainder of the page intentionally left blank]

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Sincerely,

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., as General Partner

By: Braxton Associates, Inc., as General Partner

By: /s/ Elliot Greenberg

Name: Elliot Greenberg

Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Elliott International Capital Advisors, Inc., as Attorney-in-Fact

By: /s/ Elliot Greenberg

Name: Elliot Greenberg

Title: Vice President

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

GINSBERG HOLDCO, INC.

By: /s/ Elliot Greenberg

Name: Elliot Greenberg

Title: Vice President

[Signature Page to Equity Commitment Letter]

Annex A

Fund	Equity Financing Commitment
Elliott Associates, L.P.	$268,172,343
Elliott International, L.P.	$569,867,101
Total	$838,039,574

A-1

Annex B

Fund	Shares
Elliott Associates, L.P.	842,048
Elliott International, L.P.	1,789,352
Total	2,631,400

B-1

Annex C

Fund	Newco Percentage Interest
Elliott Associates, L.P.	32%
Elliott International, L.P.	68%
Total	100%

C-1